Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Joe Poulos, Media, (612) 696-3400

Target Corporation Reports Second Quarter Earnings

•Second quarter net sales grew 5.3 percent over last year, with comparable sales growth of 3.8 percent driven by a 3.6 percent increase in comparable traffic.
◦On a two-year basis, second quarter Net Sales compounded annual growth rate was 2.1%, a 30 basis point acceleration to prior quarter.
◦Topline strength was broad-based across sales channels, demographics, merchandise categories, and across the quarter.
▪Store comparable sales grew 2.7 percent, and Digital comparable sales grew 8.7 percent, led by more than 25 percent growth in same-day delivery.
▪Net sales in all six core merchandising categories grew versus a year ago with double-digit growth in Fun 101 and high single-digit growth in Food & Beverage and Beauty.
▪The company continues to focus on a differentiated retail experience, investing in style, design, newness, and in value, having lowered prices on more than 10,000 items over the past year.
◦Non-merchandise sales grew over 20 percent, reflecting strong growth in Roundel ad revenue, Target Circle 360 membership revenue, and the Target+ marketplace.
•Second quarter GAAP and Adjusted EPS1 was $4.11, compared with prior-year GAAP and Adjusted EPS of $2.05, an increase of 100 percent, which included tariff refund2 benefits of $1.65 for Q2 2026. GAAP and Adjusted EPS increased 20 percent year-over-year, excluding tariff refunds.

For additional media materials, please visit:
https://corporate.target.com/news-features/article/2026/08/q2-2026-earnings

MINNEAPOLIS (August 19, 2026) – Target Corporation (NYSE: TGT) today announced its second quarter 2026 financial results.

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[1] Adjusted EPS, Adjusted selling, general and administrative (SG&A) expenses, Adjusted SG&A expense rate, Adjusted operating income, and Adjusted operating income margin rate, non-GAAP financial measures, exclude the impact of certain discretely managed items, when applicable. See the tables of this release for additional information.

[2] During the three and six months ended August 1, 2026, we recognized $994 million related to International Emergency Economic Powers Act (IEEPA) tariff refunds ("tariff refunds") received during the second quarter of 2026 as a reduction of Cost of Sales. Note (a) to the Operating Metrics table provides additional information about the impact of tariff refunds.

Target Corporation Reports Second Quarter Earnings — Page 2 of 13
The Company reported second quarter GAAP and Adjusted earnings per share (EPS) of $4.11, compared with prior-year GAAP and Adjusted EPS of $2.05. Second quarter 2026 results include $994 million of pretax tariff refund benefits within gross margin and operating income. These gains contributed $752 million to net earnings and $1.65 to both GAAP and Adjusted EPS. The attached tables provide reconciliations of non-GAAP to GAAP measures. All earnings per share figures are calculated on a diluted basis.

“Second quarter results build on the encouraging momentum we saw in the first quarter, giving us increasing confidence that our strategy is resonating with our guests and strengthening our leadership position in style, design, and value,” said Michael Fiddelke, Chief Executive Officer of Target. “Over the past year, we've reduced prices on more than 10,000 frequently purchased items as part of our commitment to delivering outstanding value every day, while continuing to invest in newness, convenience, and an elevated shopping experience. While there's still meaningful work ahead, we're encouraged by the progress we're making and remain focused on executing with discipline, staying agile in a dynamic operating environment, and investing in our team and capabilities to drive sustainable, profitable growth over the long term.”

Guidance3

Given our performance through the first half of the year, the Company has the following updated expectations for 2026:
•Full-year net sales growth in a range around 5 percent, one percentage point higher than the prior guidance range.
•Full-year 2026 operating income margin rate in a range around 6 percent, including approximately 90 basis points of benefit from Q2 tariff refunds. Excluding tariff refunds, full-year operating income margin rate is expected to be in a range around 50 basis points higher than last year's Adjusted operating income margin rate of 4.6 percent.
•An updated GAAP and Adjusted EPS guidance range of $9.90 to $10.90, which includes second quarter tariff refund benefits of approximately $1.65. Excluding tariff refunds, the midpoint of the guidance range reflects a $0.75 increase versus prior guidance of $7.50 to $8.50.

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[3] The Company's guidance excludes any potential future tariff refunds.

Target Corporation Reports Second Quarter Earnings — Page 3 of 13
Operating Results
Net Sales of $26.5 billion in the second quarter were 5.3 percent higher than last year, reflecting a 5.0 percent increase in merchandise sales and a 20.1 percent increase in non-merchandise sales. Comparable sales grew 3.8 percent in the second quarter, reflecting a comparable store sales increase of 2.7 percent and comparable digital sales increase of 8.7 percent. Second quarter operating income, which included a $994 million benefit from tariff refunds, was $2.6 billion, compared with prior-year operating income of $1.3 billion. Operating income margin rate of 9.6 percent, which included 3.7 percentage points of benefit from the tariff refunds, increased from the prior-year operating income margin rate of 5.2 percent. Second quarter gross margin rate was 33.7 percent, reflecting 3.7 percentage points of benefit from tariff refunds. Excluding tariff refunds, second quarter gross margin rate expanded approximately 100 basis points over prior year margin rate of 29.0 percent, reflecting the comparison over last year's elevated markdowns and purchase order cancellation costs, as well as continued growth in advertising and non-merchandise sales. Second quarter SG&A expense rate was 21.6 percent, compared with prior-year SG&A expense rate of 21.3 percent. This increase reflects the impact of higher compensation costs, including additional hours for field teams and higher incentive compensation, as well as planned spending related to capital projects, partially offset by the leverage benefit of strong topline growth.

Interest Expense and Taxes
The Company’s second quarter 2026 net interest expense was $98 million, compared with $116 million last year, reflecting higher interest income in the current year.

Second quarter 2026 effective income tax rate was 23.7 percent, compared with the prior year rate of 23.2 percent reflecting higher pretax earnings partially offset by additional tax credit benefits in the current year.

Capital Deployment and Return on Invested Capital
Second quarter capital expenditures of $1.4 billion were 27 percent higher than last year, driven primarily by increased investments in store remodels and new stores.

The Company paid dividends of $518 million in the second quarter, compared with $509 million last year, reflecting a 1.8 percent increase in the dividend per share.

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Target Corporation Reports Second Quarter Earnings — Page 4 of 13
The Company did not repurchase any stock in the second quarter. As of the end of the quarter, the Company had approximately $8.3 billion of remaining capacity under the repurchase program approved by Target’s Board of Directors in August 2021.

For the trailing twelve months through second quarter 2026, after-tax return on invested capital (ROIC) was 15.4 percent, compared with 14.3 percent for the trailing twelve months through second quarter 2025. The tables in this release provide additional information about the Company’s ROIC calculation.

Webcast Details
Target will webcast its second quarter earnings conference call at 7:00 a.m. CT today. Investors and the media are invited to listen to the meeting at Corporate.Target.com/Investors (click on “Q2 2026 Target Corporation Earnings Conference Call” under “Events & Presentations”). A replay of the webcast will be provided when available. The replay number is 1-800-365-2419.

Miscellaneous
Statements in this release regarding the Company’s future financial performance, including its fiscal 2026 full-year guidance and strategic plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties which could cause the Company’s results to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended January 31, 2026. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update any forward-looking statement.

About Target
Target Corporation (NYSE: TGT) brings together style, design and value to offer a distinct assortment and elevated shopping experience across more than 2,000 U.S. stores and online. Powered by more than 400,000 team members, Target serves millions of families each week and invests in the communities where they live and work to support growth and opportunity for all.

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Target Corporation Reports Second Quarter Earnings — Page 5 of 13
TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended			Six Months Ended
(millions, except per share data) (unaudited)	August 1, 2026	August 2, 2025	Change	August 1, 2026	August 2, 2025	Change
Net sales	$26,539	$25,211	5.3%	$51,982	$49,057	6.0%
Cost of sales	17,603	17,903	(1.7)	35,664	35,031	1.8
Selling, general, and administrative expenses	5,725	5,359	6.8	11,286	9,950	13.4
Depreciation and amortization (exclusive of depreciation included in cost of sales)	651	632	3.2	1,337	1,287	3.9
Operating income	2,560	1,317	94.4	3,695	2,789	32.5
Net interest expense	98	116	(16.1)	215	232	(7.4)
Net other expense / (income)	3	(17)	(114.9)	(13)	(43)	(72.0)
Earnings before income taxes	2,459	1,218	101.9	3,493	2,600	34.3
Provision for income taxes	582	283	105.8	835	629	32.7
Net earnings	$1,877	$935	100.8%	$2,658	$1,971	34.9%
Basic earnings per share	$4.13	$2.06	100.8%	$5.85	$4.33	35.1%
Diluted earnings per share	$4.11	$2.05	100.3%	$5.83	$4.32	34.8%
Weighted average common shares outstanding
Basic	454.4	454.6	0.0%	454.1	454.8	(0.1)%
Diluted	456.6	455.6	0.2%	456.2	456.1	0.0%
Antidilutive shares	0.7	5.0		0.9	2.3
Dividends declared per share	$1.16	$1.14	1.8%	$2.30	$2.26	1.8%

Target Corporation Reports Second Quarter Earnings — Page 6 of 13
TARGET CORPORATION

Consolidated Statements of Financial Position

(millions, except footnotes) (unaudited)	August 1, 2026	January 31, 2026	August 2, 2025
Assets
Cash and cash equivalents	$5,411	$5,488	$4,341
Inventory	13,249	12,304	12,881
Other current assets	2,268	2,213	1,812
Total current assets	20,928	20,005	19,034
Property and equipment, net	34,767	33,749	33,568
Operating lease assets	3,587	3,703	3,694
Other noncurrent assets	1,953	2,033	1,555
Total assets	$61,235	$59,490	$57,851
Liabilities and shareholders’ investment
Accounts payable	$13,306	$12,622	$12,019
Accrued and other current liabilities	6,738	6,478	6,068
Current portion of long-term debt and other borrowings	1,136	2,130	1,136
Total current liabilities	21,180	21,230	19,223
Long-term debt and other borrowings	14,221	14,326	15,320
Noncurrent operating lease liabilities	3,332	3,462	3,514
Deferred income taxes	2,504	2,265	2,413
Other noncurrent liabilities	2,155	2,042	1,961
Total noncurrent liabilities	22,212	22,095	23,208
Shareholders’ investment
Common stock	38	38	38
Additional paid-in capital	7,329	7,247	7,084
Retained earnings	10,890	9,297	8,766
Accumulated other comprehensive loss	(414)	(417)	(468)
Total shareholders’ investment	17,843	16,165	15,420
Total liabilities and shareholders’ investment	$61,235	$59,490	$57,851
Common Stock Authorized 6,000,000,000 shares, $0.0833 par value; 454,291,461, 452,840,187, and 454,396,092 shares issued and outstanding as of August 1, 2026, January 31, 2026, and August 2, 2025, respectively.

Preferred Stock Authorized 5,000,000 shares, $0.01 par value; no shares were issued or outstanding during any period presented.

Target Corporation Reports Second Quarter Earnings — Page 7 of 13
TARGET CORPORATION

Consolidated Statements of Cash Flows

	Six Months Ended
(millions) (unaudited)	August 1, 2026	August 2, 2025
Operating activities
Net earnings	$2,658	$1,971
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation and amortization	1,597	1,558
Share-based compensation expense	154	133
Deferred income taxes	238	112
Noncash (gains) / losses and other, net	(4)	1
Changes in operating accounts:
Inventory	(945)	(141)
Other assets	22	151
Accounts payable	612	(1,125)
Accrued and other liabilities	187	(302)
Cash provided by operating activities	4,519	2,358
Investing activities
Expenditures for property and equipment	(2,404)	(1,864)
Other	7	11
Cash used in investing activities	(2,397)	(1,853)
Financing activities
Additions to long-term debt	—	1,984
Reductions of long-term debt	(1,070)	(1,571)
Dividends paid	(1,034)	(1,019)
Repurchase of stock	(3)	(258)
Shares withheld for taxes on share-based compensation	(92)	(62)
Cash used in financing activities	(2,199)	(926)
Net decrease in cash and cash equivalents	(77)	(421)
Cash and cash equivalents at beginning of period	5,488	4,762
Cash and cash equivalents at end of period	$5,411	$4,341

Target Corporation Reports Second Quarter Earnings — Page 8 of 13
TARGET CORPORATION

Operating Results

Net Sales	Three Months Ended		Six Months Ended
(millions) (unaudited)	August 1, 2026	August 2, 2025	August 1, 2026	August 2, 2025
Apparel & accessories	$4,090	$4,086	$7,937	$7,797
Beauty	3,639	3,396	7,037	6,498
Food & beverage	5,991	5,588	12,255	11,490
Hardlines (Fun 101)	3,894	3,522	7,415	6,597
Home furnishings & décor	3,668	3,662	6,906	6,880
Household essentials	4,617	4,422	9,187	8,779
Other merchandise sales	48	43	104	83
Merchandise sales	25,947	24,719	50,841	48,124
Advertising revenue (a)	279	217	525	379
Credit card profit sharing	139	134	269	275
Other	174	141	347	279
Net sales	$26,539	$25,211	$51,982	$49,057
(a)Primarily represents revenue related to advertising services provided via the Company's Roundel digital advertising business offering. Roundel services are classified as either Net Sales or as a reduction of Cost of Sales or Selling, General, and Administrative (SG&A) Expenses, depending on the nature of the advertising arrangement.

Target Corporation Reports Second Quarter Earnings — Page 9 of 13

Operating Metrics	Three Months Ended
(dollars in millions) (unaudited)	August 1, 2026		August 2, 2025
	Dollars	Rate	Dollars	Rate
Gross margin (a)	$8,936	33.7%	$7,308	29.0%
SG&A expenses	5,725	21.6	5,359	21.3
Adjusted SG&A expenses (b)	5,725	21.6	5,359	21.3
Depreciation and amortization (exclusive of depreciation included in cost of sales)	651	2.5	632	2.5
Operating income (a)	2,560	9.6	1,317	5.2
Adjusted operating income (a)(b)	2,560	9.6	1,317	5.2

Operating Metrics	Six Months Ended
(dollars in millions) (unaudited)	August 1, 2026		August 2, 2025
	Dollars	Rate	Dollars	Rate
Gross margin (a)	$16,319	31.4%	$14,026	28.6%
SG&A expenses	11,286	21.7	9,950	20.3
Adjusted SG&A expenses (b)	11,286	21.7	10,543	21.5
Depreciation and amortization (exclusive of depreciation included in cost of sales)	1,337	2.6	1,287	2.6
Operating income (a)	3,695	7.1	2,789	5.7
Adjusted operating income (a)(b)	3,695	7.1	2,196	4.5
Note: Gross margin is calculated as Net Sales less Cost of Sales. All rates are calculated by dividing the applicable amount by Net Sales.
(a)    For the three and six months ended August 1, 2026, gross margin, Operating income, and Adjusted operating income include a $994 million benefit from tariff refunds received during the second quarter of 2026, which are classified as a reduction of Cost of Sales. Tariff refunds provided 3.7 and 1.9 percentage points of benefit to Gross margin rate, Operating income margin rate, and Adjusted operating income margin rate for the three and six month periods, respectively.
(b)    Adjusted SG&A expenses, Adjusted SG&A expense rate, Adjusted operating income, and Adjusted operating income margin rate, which are non-GAAP measures, exclude the impact of certain items. Management believes that these measures are useful in providing period-to-period comparisons of the results of our operations. The Reconciliation of Non-GAAP Financial Measures tables provide additional information.

Target Corporation Reports Second Quarter Earnings — Page 10 of 13
Sales Metrics

Comparable sales include all Merchandise Sales, except sales from stores open less than 13 months or that have been closed. Digitally originated sales include all Merchandise Sales initiated through mobile applications and the Company's websites.

Comparable Sales	Three Months Ended		Six Months Ended
(unaudited)	August 1, 2026	August 2, 2025	August 1, 2026	August 2, 2025
Comparable sales change	3.8%	(1.9)%	4.7%	(2.8)%
Drivers of change in comparable sales
Number of transactions (traffic)	3.6	(1.3)	4.0	(1.8)
Average transaction amount	0.2	(0.6)	0.7	(1.0)

Comparable Sales by Channel	Three Months Ended		Six Months Ended
(unaudited)	August 1, 2026	August 2, 2025	August 1, 2026	August 2, 2025
Stores originated comparable sales change	2.7%	(3.2)%	3.7%	(4.4)%
Digitally originated comparable sales change	8.7	4.3	8.8	4.5

Merchandise Sales by Channel	Three Months Ended		Six Months Ended
(unaudited)	August 1, 2026	August 2, 2025	August 1, 2026	August 2, 2025
Stores originated	80.4%	81.1%	80.1%	80.7%
Digitally originated	19.6	18.9	19.9	19.3
Total	100%	100%	100%	100%

Merchandise Sales by Fulfillment Channel	Three Months Ended		Six Months Ended
(unaudited)	August 1, 2026	August 2, 2025	August 1, 2026	August 2, 2025
Stores	97.6%	97.7%	97.6%	97.7%
Other	2.4	2.3	2.4	2.3
Total	100%	100%	100%	100%
Note: Merchandise Sales fulfilled by stores include in-store purchases and digitally originated sales fulfilled by shipping merchandise from stores to guests, Order Pickup, Drive Up, and Same Day Delivery.

Number of Stores and Retail Square Feet	Number of Stores			Retail Square Feet (a)
(unaudited)	August 1, 2026	January 31, 2026	August 2, 2025	August 1, 2026	January 31, 2026	August 2, 2025
170,000 or more sq. ft.	274	273	273	49,045	48,824	48,824
50,000 to 169,999 sq. ft.	1,598	1,576	1,562	200,321	197,274	195,436
49,999 or less sq. ft.	147	146	147	4,460	4,420	4,445
Total	2,019	1,995	1,982	253,826	250,518	248,705
(a)In thousands; reflects total square feet less office, supply chain facility, and vacant space.

Target Corporation Reports Second Quarter Earnings — Page 11 of 13
TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

To provide additional transparency, the Company has disclosed non-GAAP adjusted diluted earnings per share (Adjusted EPS), adjusted SG&A expenses, adjusted SG&A expense rate, adjusted operating income, and adjusted operating income margin rate. When applicable, these measures exclude certain discretely managed items. Management believes this information is useful in providing period-to-period comparisons of the results of Target's operations. These measures are not in accordance with, or an alternative to, generally accepted accounting principles in the United States (GAAP). The most comparable GAAP measures are diluted earnings per share, SG&A expenses, SG&A expense rate, operating income, and operating income margin rate. Adjusted EPS, Adjusted SG&A expenses, Adjusted SG&A expense rate, Adjusted operating income, and Adjusted operating income margin rate should not be considered in isolation or as a substitution for analysis of Target's results as reported in accordance with GAAP. Other companies may calculate these measures differently, or not provide similar measures, limiting the usefulness of the measures for comparisons with other companies.

Reconciliation of Non-GAAP Adjusted EPS	Three Months Ended
	August 1, 2026			August 2, 2025
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP and Adjusted EPS			$4.11			$2.05	100.3%

Reconciliation of Non-GAAP Adjusted EPS	Six Months Ended
	August 1, 2026			August 2, 2025
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP diluted EPS			$5.83			$4.32	34.8%
Adjustments
Interchange fee settlements (a)	$—	$—	$—	$(593)	$(441)	$(0.97)
Adjusted EPS			$5.83			$3.35	73.7%

Reconciliation of Non-GAAP Adjusted SG&A Expenses and Adjusted Operating Income	Three Months Ended
	August 1, 2026				August 2, 2025
	SG&A Expenses		Operating Income (b)		SG&A Expenses		Operating Income
(dollars in millions) (unaudited)	Dollars	Rate	Dollars	Rate	Dollars	Rate	Dollars	Rate
GAAP and Adjusted measures	$5,725	21.6%	$2,560	9.6%	$5,359	21.3%	$1,317	5.2%

Reconciliation of Non-GAAP Adjusted SG&A Expenses and Adjusted Operating Income	Six Months Ended
	August 1, 2026				August 2, 2025
	SG&A Expenses		Operating Income (b)		SG&A Expenses		Operating Income
(dollars in millions) (unaudited)	Dollars	Rate	Dollars	Rate	Dollars	Rate	Dollars	Rate
Reported, GAAP measure	$11,286	21.7%	$3,695	7.1%	$9,950	20.3%	$2,789	5.7%
Adjustments
Interchange fee settlements (a)	—	—	—	—	$593	1.2%	$(593)	(1.2)%
Adjusted, Non-GAAP measure	$11,286	21.7%	$3,695	7.1%	$10,543	21.5%	$2,196	4.5%

Note: Amounts may not foot due to rounding.
(a)Includes gains, net of legal fees, related to settlements during the first quarter of 2025 of credit card interchange fee litigation matters in which the Company was a plaintiff. The adjustment removes the favorable impact of the settlement gains from prior-year EPS, SG&A expenses and Operating income.
(b)Note (a) to the Operating Metrics tables provides information about the impact of tariff refunds on Operating income and Operating income margin rate.

Target Corporation Reports Second Quarter Earnings — Page 12 of 13
We have also disclosed after-tax ROIC, which is a ratio based on GAAP information, with the exception of the add-back of operating lease interest to operating income. We believe this metric is useful in assessing the effectiveness of our capital allocation over time. Other companies may calculate ROIC differently, limiting the usefulness of the measure for comparisons with other companies.

After-Tax Return on Invested Capital
(dollars in millions) (unaudited)
	Trailing Twelve Months
Numerator	August 1, 2026	August 2, 2025
Operating income	$6,024	$5,425
+ Net other income	64	99
EBIT	6,088	5,524
+ Operating lease interest (a)	172	166
- Income taxes (b)	1,402	1,305
Net operating profit after taxes	$4,858	$4,385

Denominator	August 1, 2026	August 2, 2025	August 3, 2024
Current portion of long-term debt and other borrowings	$1,136	$1,136	$1,640
+ Noncurrent portion of long-term debt	14,221	15,320	13,654
+ Shareholders' investment	17,843	15,420	14,429
+ Operating lease liabilities (c)	3,733	3,883	3,786
- Cash and cash equivalents	5,411	4,341	3,497
Invested capital	$31,522	$31,418	$30,012
Average invested capital (d)	$31,470	$30,715

After-tax return on invested capital (e)	15.4%	14.3%
(a)Represents the add-back to operating income driven by the hypothetical interest expense we would incur if the property under our operating leases was owned or accounted for under finance leases. Calculated using the discount rate for each lease and recorded as a component of rent expense within Operating Income. Operating lease interest is added back to Operating Income in the ROIC calculation to control for differences in capital structure between us and our competitors.
(b)Calculated using the effective tax rates, which were 22.4 percent and 22.9 percent for the trailing twelve months ended August 1, 2026, and August 2, 2025, respectively. For the twelve months ended August 1, 2026, and August 2, 2025, includes tax effect of $1.4 billion and $1.3 billion, respectively, related to EBIT, and $39 million and $38 million, respectively, related to operating lease interest.
(c)Total short-term and long-term operating lease liabilities included within Accrued and Other Current Liabilities and Noncurrent Operating Lease Liabilities, respectively.
(d)Average based on the invested capital at the end of the current period and the invested capital at the end of the comparable prior period.
(e)For the trailing twelve months ended August 1, 2026, includes the impact of tariff refunds, which increased after-tax ROIC by 2.4 percentage points, and business transformation costs incurred in the trailing twelve-month period, which decreased after-tax ROIC by 0.6 percentage points. For the trailing twelve months ended August 2, 2025, includes the impact of after-tax net gains on interchange fee settlements, which increased after-tax ROIC by 1.4 percentage points.

Target Corporation Reports Second Quarter Earnings — Page 13 of 13
2026 GAAP EPS, SG&A expenses, SG&A expense rate, operating income, and operating (income) margin rate may include the impact of certain discrete items, which may be excluded in calculating Adjusted EPS, Adjusted SG&A expenses, Adjusted SG&A expense rate, Adjusted operating income, and Adjusted operating income margin rate. The guidance does not currently reflect any such discrete items, which are subject to variability and therefore cannot be reconciled without unreasonable efforts. In the past, these items have included both gains and losses, including certain asset impairments, severance, and other items that are discretely managed.

Reconciliation of Non-GAAP Adjusted EPS Guidance
(per share) (unaudited)	Full Year 2026
GAAP diluted earnings per share guidance	$9.90 - $10.90
Estimated adjustments
Other
Adjusted diluted earnings per share guidance	$9.90 - $10.90
Note:    The guidance includes second quarter tariff refund benefits of approximately $1.65, but excludes any potential future refunds.